Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Western Sizzlin Corporation:

We consent to the use of our report dated March 31, 2009, with respect to the 2008 and 2007 consolidated financial statements of Western Sizzlin Corporation and Subsidiaries, included herein and to the reference to our firm as experts in the registration statement. Our report refers to the fact that the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109, on January 1, 2007.

/s/ Dixon Hughes PLLC

High Point, North Carolina
December 24, 2009